AGREEMENT AND PLAN OF MERGER OF AUXILIO, INC., A NEVADA CORPORATION, INTO CYNERGISTEK, INC., A DELAWARE CORPORATION

This Agreement and Plan of Merger (the “Plan”) is effective as of September 7, 2017, by and between Auxilio, Inc., a Nevada corporation (the “Company”) and CynergisTek, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“SubCo”).

WHEREAS, the Company is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, SubCo is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, as of the date hereof, the Company has authority to issue 33,333,333 shares of capital stock, consisting of 33,333,333 shares of common stock, $0.001 par value per share (“Nevada Common Stock”), and no shares of preferred stock;

WHEREAS, as of the date hereof, the Company had approximately 9,501,759 shares of Nevada Common Stock issued and outstanding;

WHEREAS, as of the date hereof, SubCo has authority to issue 33,333,333 shares of capital stock, consisting of 33,333,333 shares of common stock, $0.001 par value per share (“Delaware Common Stock”) and no preferred stock;

WHEREAS, as of the date hereof, Subco had 10,000 shares of Delaware Common Stock issued and outstanding;

WHEREAS, on the date hereof, the 10,000 shares of Delaware Common Stock that are issued and outstanding are owned by the Company;

WHEREAS, the respective boards of directors of the Company and SubCo have determined that, for the purpose of effecting the reincorporation of the Company in the State of Delaware, it is advisable and in the best interests of such corporations and their respective stockholders that the Company merge with and into SubCo upon the terms and conditions herein provided;

WHEREAS, the respective boards of directors of SubCo and the Company have approved this Plan; and

WHEREAS, the respective stockholders of SubCo and the Company have approved this Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Company and SubCo hereby agree to merge as follows:

1.Merger. Subject to the terms and conditions hereinafter set forth, the Company shall be merged with and into SubCo, with SubCo to be the surviving corporation in the merger (the “Merger”). The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 253 of the Delaware General Corporation Law (the “DGCL”) is filed with the Secretary of State of Delaware or articles of merger are filed with the Secretary of the State of Nevada as required by Section 92A.200 of the Nevada Revised Statutes (the “NRS”).

2.Principal Office of SubCo. The address of the principal office of SubCo is 27271 Las Ramblas, Suite 200, Mission Viejo, California 92691.

3.Corporate Documents. The Certificate of Incorporation of SubCo, as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Incorporation of SubCo as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of SubCo, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of SubCo as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4.Directors and Officers. The directors and officers of the Company at the Effective Time shall be and become directors and officers, holding the same titles and positions, of SubCo at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of SubCo.

5.Succession. At the Effective Time, SubCo shall succeed to the Company in the manner of and as more fully set forth in Section 253 of the DGCL and in Section 92A.250 of the NRS.

6.Further Assurances. From time to time, as and when required by SubCo or by its successors and assigns, there shall be executed and delivered on behalf of SubCo such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in SubCo the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of SubCo are fully authorized in the name and on behalf of the Company or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

7.Common Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Nevada Common Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of Delaware Common Stock.

8.Stock Certificates. At and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of Nevada Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Delaware Common Stock. The registered owner on the books and records of Company or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to SubCo or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Nevada Common Stock evidenced by such outstanding certificates as above provided.

9.Options; Warrants. Each option, warrant or other right to purchase shares of Nevada Common Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase one share of Delaware Common Stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase Nevada Common Stock.

10.Common Stock of SubCo. At the Effective Time, the previously outstanding 10,000 shares of Delaware Common Stock registered in the name of the Company shall, by reason of the Merger, be reacquired by SubCo, shall be retired and shall resume the status of authorized and unissued shares of Delaware Common Stock, and no shares of Delaware Common Stock or other securities of SubCo shall be issued in respect thereof.

11.Amendment. The respective Boards of Directors of the Company and SubCo may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole stockholder of SubCo or the stockholders of the Company shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Nevada Common Stock, (ii) alter or change any term of the Certificate of Incorporation of SubCo, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of Nevada Common Stock.

12.Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the respective Board of Directors of either the Company or SubCo or both, notwithstanding approval of this Plan by the sole stockholder of SubCo or the stockholders of the Company, or both.

13.Rights and Duties of SubCo. At the Effective Time and for all purposes the separate existence of the Company shall cease and shall be merged with and into SubCo, which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of the Company; and all property (real, personal and mixed), all debts due on whatever account, all choices in action, and all and every other interest of or belonging to or due to the Company shall continue and be taken and deemed to be transferred to and vested in SubCo without further act or deed; and the title to any real estate, or any interest therein, vested in the Company shall not revert or be in any way impaired by reason of such Merger; and SubCo shall thenceforth be responsible and liable for all the liabilities and obligations of the Company; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against the Company may be prosecuted as if the Merger had not taken place, or SubCo may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of the Company shall be impaired by the Merger. If at any time SubCo shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of the Company in SubCo according to the terms hereof, the officers and directors of SubCo are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in SubCo, and otherwise to carry out the purposes of this Plan.

14.Consent to Service of Process. SubCo hereby agrees that it may be served with process in the State of Nevada in any proceeding for enforcement of any obligation of the Company, as well as for enforcement of any obligation of SubCo arising from the Merger. SubCo hereby irrevocably appoints the Secretary of State of the State of Nevada and the successors of such officer its attorney-in-fact in the State of Nevada upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against SubCo any obligation of the Company. In the event of such service upon the Secretary of State of the State of Nevada or the successors of such officer, such service shall be mailed to 27271 Las Ramblas, Suite 200, Mission Viejo, California 92691 or delivered personally or by overnight mail to the principal executive officers of CynergisTek, Inc., located at 27271 Las Ramblas, Suite 200, Mission Viejo, California 92691.

IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the respective Boards of Directors of the Company and SubCo, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

AUXILIO, INC. /s/ Joseph J. Flynn By: Joseph J. Flynn Its: Chief Executive Officer	CYNERGISTEK, INC. /s/ Joseph J. Flynn By: Joseph J. Flynn Its: Chief Executive Officer